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                                                                   Exhibit III

                           STOCK RESTRICTION AGREEMENT

         This STOCK RESTRICTION AGREEMENT (this "AGREEMENT") is made and entered into this 16th day of July, 2001, among (i) Aon Corporation, a Delaware corporation (the "COMPANY"), and (ii) Patrick G. Ryan, Shirley W. Ryan, Patrick
G. Ryan, Jr., Robert J.W. Ryan, the Corbett M.W. Ryan Living Trust dated July 13, 2001, the Patrick G. Ryan Living Trust dated July 10, 2001, the Shirley W. Ryan Living Trust dated July 10, 2001, the 2001 Ryan Annuity Trust dated April 20, 2001 and the Family GST Trust under the PGR 2000 Trust dated November 22, 2000 (each such person or entity listed in this clause (ii) a "RYAN FAMILY MEMBER" and collectively, the "RYAN FAMILY MEMBERS").

                                    RECITALS

         A. The Company, Holdco #1, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("RHC SUB"), Holdco #2, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("REC SUB"), Ryan Holding Corporation of Illinois, a Delaware corporation ("RHC"), Ryan Enterprises Corporation of Illinois, a Delaware corporation ("REC"), and the Ryan Family Members are parties to that certain Agreement and Plan of Merger dated July 16, 2001 (the "MERGER AGREEMENT");

         B. Section 7.1(b)(iii) of the Merger Agreement, requires that and each Ryan Family Member execute and deliver this Agreement concurrently with the execution and delivery of the Merger Agreement; and

         C. The Company would not be willing to enter into the Merger Agreement and consummate the Mergers and would not be willing to cause RHC Sub or REC Sub to enter into the Merger Agreement or consummate the Mergers (as defined in the Merger Agreement) unless each Ryan Family Member agreed to restrict the Transfer (as defined below) of the Company's common stock, $1.00 par value per share ("COMMON STOCK"), owned or hereafter acquired by such Ryan Family Member in accordance with the terms, provisions and conditions of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the recitals, which are deemed part of this Agreement, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement do hereby agree as follows:

         Section 1. DEFINITIONS. As used in this Agreement, initially capitalized terms shall have the following meanings:

                  (a) "BUSINESS DAY" means for all purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

                  (b) "CHARITABLE ORGANIZATIONS" means an organization that qualifies as a tax exempt organization pursuant to 501(c)(3) of the Code.

                  (c) "CODE" means the Internal Revenue Code of 1986, as it may be amended from time to time.

                  (d) "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.


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                  (e) "EXCHANGE ACT" shall mean the Securities Exchange Act of
1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

                  (f) "FAMILY TRANSFEREE" shall mean Patrick G. Ryan, Shirley W. Ryan, Patrick G. Ryan Jr., Robert J. W. Ryan, Corbett M. W. Ryan, and any descendants or spouses of the foregoing and the spouses of any such descendants.

                  (g) "PERMITTED TRANSFEREE" shall mean (i) a Family Transferee,
(ii) the custodian under any Uniform Transfers to Minors Act or similar law for a minor who is a Family Transferee, (iii) a trust (including a voting trust) of which one or more Family Transferees and Charitable Organizations are the primary beneficiaries, (iv) a corporation of which one or more Family Transferees or such Family Transferees' Permitted Transferees (as determined under this subsection 1(g)) collectively beneficially own a majority of the combined voting power of the outstanding capital stock entitled to vote for the election of directors, a partnership of which one or more Family Transferees or such Family Transferees' Permitted Transferees (as determined under this subsection 1(g)) collectively beneficially own a majority of the partnership interests entitled to participate in the management of the partnership, a member managed limited liability company of which one or more Family Transferees or such Family Transferees' Permitted Transferees (as determined under this subsection 1(g)) collectively beneficially own a majority of the outstanding member interests entitled to participate in the management of the limited liability company, or a manager managed limited liability company of which a majority of the managers entitled to participate in decisions with respect to the voting or disposition by the limited liability company of the Restricted Shares are either Family Transferees or such Family Transferees' Permitted Transferees (as determined under this subsection 1(g)), (v) the estate of a Family Transferee, or the executor, administrator or personal representative of the estate of a Family Transferee, (vi) the guardian, conservator, or custodian of any Family Transferee adjudged disabled by a court of competent jurisdiction,
(vii) a nominee of a Family Transferee, provided such Family Transferee possesses the power to direct the voting and disposition of the Restricted Shares placed in the nominee's name, (viii) the Company or any subsidiary of the Company (herein collectively referred to sometimes as the "Company") and (ix) if the Company's rights with respect to any Restricted Shares not issued by the Company have been assigned to the issuer of such Restricted Shares, the issuer of such Restricted Shares or any subsidiary of such issuer. For purposes of this definition of "PERMITTED TRANSFEREE":

                           (i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

                           (ii) Each joint owner of Restricted Shares shall be considered a holder of such shares who must qualify as a Permitted Transferee.

                           (iii) Unless otherwise specified, the term "person" means both natural persons and legal entities.

                           (iv) Each reference to a corporation (including the Company) or limited liability company shall include any successor corporation or limited liability company resulting from merger, consolidation, reorganization or recapitalization; each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner; each reference to a trustee, executor or any other personal representative shall include any successor trustee, successor executor or successor personal representative.


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                  (h) "RESTRICTED HOLDER" shall mean (i) a Ryan Family Member or
(ii) any person or legal entity which from time to time becomes, whether pursuant to the terms of this Agreement or otherwise, subject to any of the restrictions on transfer of Restricted Shares set forth in this Agreement.

                  (i) "RESTRICTED SHARES" shall mean all shares of Common Stock now owned or hereafter acquired by a Restricted Holder, all shares of capital stock or other securities, whether issued by the Company or otherwise, issued or paid as dividends or other distributions on such shares of Common Stock or other shares of capital stock or securities constituting Restricted Shares, including any shares of Common Stock received by a Restricted Holder upon consummation of the Mergers and any shares of Common Stock held pursuant to the Escrow Agreement (as defined in the Merger Agreement) or subsequently distributed pursuant to the terms thereof.

                  (j) "RULE 144" shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

                  (k) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar successor federal statue, and the rules and regulations thereunder, all as the same shall be in effect at the time.

                  (l) "TRANSFER" shall mean any sale, transfer, conveyance, grant, encumbrance, pledge, hypothecation, gift, donation, bequest, devise or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Restricted Shares, including (i) a liquidation, dissolution or winding up of the Restricted Holder, (ii) an acquisition (whether by share exchange, merger, reorganization, tender offer or otherwise) of the Restricted Holder or (iii) the sale, transfer, conveyance, grant, encumbrance, pledge, hypothecation, gift, donation, bequest, devise or other disposition, whether direct or indirect, whether or not for value, of options, warrants, rights or other securities convertible into Restricted Shares, in which case the number of shares of Restricted Shares into which such options, warrants, rights or other securities are convertible shall be deemed to have been Transferred.

         Section 2. RESTRICTIONS ON TRANSFER AND SALE OF RESTRICTED SHARES. Each Restricted Holder hereby agrees that no Restricted Shares now owned or hereafter acquired by such Restricted Holder will be Transferred by such Restricted Holder, either directly or indirectly, except as follows:

                  (a) A Restricted Holder may Transfer Restricted Shares to any other Restricted Holder or a Permitted Transferee; provided that in the case of a Transfer to a Permitted Transferee that is not a Restricted Holder, the Permitted Transferee agrees in writing, a copy of which is delivered to the Company and any other issuer of Restricted Shares, to be bound, with respect to the Restricted Shares so Transferred, by the provisions of this Agreement;

                  (b) A Restricted Holder may Transfer Restricted Shares as a donation to a Charitable Organization;

                  (c) A Restricted Holder may Transfer Restricted Shares by sale on a national securities exchange or by means of an inter-dealer quotation system maintained by a registered securities association, but only to the extent such sales made by each Restricted Holder, together with sales by such Restricted Holder's Permitted Transferees of Restricted Shares transferred by such Restricted Holder to such Permitted Transferees, do not exceed the amount which would be permitted to be sold by each such Restricted Holder under Rule 144; PROVIDED, that prior to the fifth anniversary of the date of this Agreement
(i) each Restricted Holder shall be deemed to be an "affiliate" (within the meaning of Rule


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144) of the Company regardless of whether or not such Restricted Holder is in fact an "affiliate" (within the meaning of Rule 144) of the Company or otherwise subject to the provisions of Rule 144 and (ii) such Restricted Holder, the other Restricted Holders and all of such Restricted Holders' Permitted Transferees shall be deemed to be the same "person" (within the meaning of Rule 144) regardless of whether or not such Restricted Holder, the other Restricted Holders and all of such Restricted Holders' Permitted Transferees are in fact the same "person" (within the meaning of Rule 144);

                  (d) A Restricted Holder may Transfer Restricted Shares to a person other than a Permitted Transferee in a transaction effected without registration under the Securities Act or applicable state securities laws on terms and under circumstances corresponding to those terms and circumstances on and under which exempt private placements may be made by the Company pursuant to
Section 4(2) of the Securities Act; PROVIDED that the Restricted Holder complies with the terms and provisions of Section 3 below;

                  (e) A Restricted Holder may pledge, hypothecate or encumber Restricted Shares, to the extent such pledge, hypothecation or encumbrance is made to a party pursuant to a bona fide pledge, hypothecation or encumbrance of such Restricted Shares as collateral security for indebtedness due to such party (the "BONA FIDE PLEDGEE"), PROVIDED that (i) upon any release or termination of such pledge, hypothecation or encumbrance, such shares shall continue to constitute Restricted Shares and the holder of such Restricted Shares shall be subject to the terms of this Agreement, (ii) in the event of foreclosure or other similar action (including, with respect to indebtedness incurred pursuant to a loan agreement or credit facility entered into on or prior to the date of this Agreement, any other sale or transfer of such shares at a time when the lender is entitled to exercise its right to foreclose and sell such pledged shares under the terms and conditions of the pledge, security or similar agreement related to such loan agreement or credit facility where the proceeds therefrom will be used to satisfy such indebtedness (and costs and expenses payable by the borrower pursuant to such loan agreement or credit facility) upon a default of the borrower's obligations under the terms of such loan agreement or credit facility) by the Bona Fide Pledgee, any such pledged shares may be transferred in any manner permitted by law free and clear of all terms, conditions and restrictions contained in this Agreement and (iii) with respect to any bona fide pledge, hypothecation or encumbrance of Restricted Shares granted or executed pursuant to a credit facility or loan agreement entered into after the date of this Agreement, the Bona Fide Pledgee agrees to notify the Company in writing, and in the manner specified in Section 13 of this Agreement, at least 3 business days prior to any foreclosure or similar action or any transfer by the Bona Fide Pledgee;

                  (f) A Restricted Holder may Transfer Restricted Shares pursuant to the terms of any tender offer made pursuant to Regulation 14D promulgated under the Exchange Act or exchange offer pursuant to a registration statement filed under the Securities Act to purchase or acquire any portion of the outstanding securities constituting the same class of securities as the Restricted Shares being transferred pursuant to this Section 2(f) which is extended equally to all holders of securities of such class and which is approved by the board of directors of the issuer of such class of securities, PROVIDED that (i) the per share consideration offered in such transaction to the Restricted Holders for their Restricted Shares is the same as the per share consideration offered to the other holders of securities of the same class and
(ii) if, following completion of any such offer, the holders of securities of such class immediately prior to such offer, in their capacity as such holders, received capital stock of the entity making such offer having 50% or more of the combined voting power of the capital stock of such entity, then the provisions of this Agreement shall remain in effect with respect to the capital stock of such entity received by the Restricted Holders pursuant to such offer;

                  (g) A Restricted Holder may Transfer Restricted Shares pursuant to any merger or consolidation involving the issuer of Restricted Shares which is approved by the board of directors of such issuer, PROVIDED that
(i) the per share consideration offered in such transaction to the Restricted


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Holders for their Restricted Shares is the same as the per share consideration offered to the other holders of securities constituting the same class of securities as the Restricted Shares being transferred pursuant to this Section 2(g) and (ii) if, following such merger or consolidation, the holders of securities of such class immediately prior to such merger or consolidation, in their capacity as such holders, received capital stock of an entity involved in such merger or consolidation having 50% or more of the combined voting power of the capital stock of such entity, then the provisions of this Agreement shall remain in effect with respect to the capital stock of such entity received by the Restricted Holders pursuant to such offer.

                  (h) A Restricted Holder may Transfer Restricted Shares in connection with any recapitalization, reorganization, reclassification, change of domicile merger or other similar transaction (i) which is approved by the board of directors of the issuer of such Restricted Shares and (ii) in which there is no change in the relative percentages of ownership among the holders of the capital stock of the resulting or surviving entity, except for changes resulting from cash payment in lieu of fractional shares, from the percentages of ownership of the class of securities of which such Restricted Shares are a part which existed immediately prior to such transaction, PROVIDED that the provisions of this Agreement shall remain in effect with respect to the capital stock of such surviving or resulting entity.

         Section 3.   COMPANY'S RIGHT OF FIRST REFUSAL.

                  (a) If a Restricted Holder desires to Transfer any or all of such Restricted Holder's Restricted Shares (the "TRANSFER SHARES") pursuant to subsection 2(d) and such Restricted Holder (the "SELLING STOCKHOLDER") receives a bona fide offer therefor from a person, such Selling Stockholder shall provide a written notice (a "TRANSFER NOTICE") to the Company. Each Transfer Notice shall set forth (i) the identity and mailing address of the prospective purchaser (the "PROSPECTIVE PURCHASER"), (ii) the number of Restricted Shares proposed to be sold, (iii) the price per share to be received therefor, including any provisions regarding adjustments to such price per share, (iv) the Prospective Purchaser's financial ability to complete the proposed transaction, including any financing conditions, and (v) all other material terms and conditions of the proposed transaction. Any Transfer of such Transfer Shares shall be made in accordance with the provisions of this Section 3 and shall be consummated within 90 days after the expiration of the Company Election Period (as defined below); provided that if such Transfer is not so consummated within such 90 day period, then such Transfer cannot be made unless a new notice is given under this Section.

                  (b) Following receipt of a Transfer Notice, the Company shall be entitled for a period of (i) 3 Business Days, in the event the Aggregate Offered Shares Price (as defined below) on the date of such receipt is $75 million or less, (ii) 10 Business Days, in the event the Aggregate Offered Shares Price on the date of such receipt is more than $75 million but less than $400 million or (iii) 20 Business Days in the event the Aggregate Offered Shares Price on the date of such receipt is $400 million or more, after the date such notice is effectively given (the "COMPANY ELECTION PERIOD"), at the price and upon the terms set forth in such notice, to elect to purchase the Transfer Shares proposed to be sold by the Selling Stockholder; PROVIDED that solely for the purposes of determining the length of the Company Election Period, the aggregate purchase price shall be calculated as if the Transfer is to be consummated on the date the Company receives the Transfer Notice. The Company's failure to exercise the right granted under this subsection 3(b) by delivery of a written notice delivered to the Selling Stockholder prior to expiration of the Company Election Period shall constitute a waiver of the Company's right to purchase the Transfer Shares. The determination of whether the Company elects to exercise its right of first refusal pursuant to this subsection 3(b) shall be made by the Company without the participation of (i) any person who is or is the designee of the Selling Stockholder or an Affiliate (as defined in the Merger Agreement) of the Selling Stockholder and (ii) any person who has a financial interest in the proposed transaction involving the Transfer Shares or is a director, officer, general partner, manager or Affiliate of the Prospective Purchaser. The term "AGGREGATE OFFERED SHARES PRICE" on a particular date shall mean the


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aggregate purchase price of all Transfer Shares with respect to which the
Company then currently has a right to purchase pursuant to this Section 3, plus the aggregate purchase price of all Restricted Shares which the Company has elected to purchase pursuant to this Section 3 during the three calendar months preceding such date.

         Section 4. STOCK SPLITS AND DIVIDENDS. If there is any increase or decrease in the number of issued and outstanding Restricted Shares following the original date of this Agreement resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of issued and outstanding Restricted Shares effected without receipt of consideration by the Company or the issuer thereof, as applicable, the shares resulting from such subdivision or consolidation or issued as such dividend shall be subject to the provisions of this Agreement to the same extent as were the shares as to which such subdivision or consolidation occurred or the shares with respect to which such dividend was distributed.

         Section 5. CHANGES IN OWNERSHIP OF CERTAIN ENTITIES. If, by reason of any proposed change in the ownership of the stock, partnership interests or member interests, or the identity or ownership interests of the managers of a Permitted Transferee under the provisions of subsection 2(a), such corporation, partnership or limited liability company would no longer qualify as a Permitted Transferee under clause (iv) of subsection 1(g), then the event by which such proposed change of ownership shall occur shall be deemed to be a Transfer of all of the Restricted Shares previously transferred to such corporation, partnership or limited liability company pursuant to the provisions of subsection 2(a) hereof then held by such corporation, partnership or limited liability company, which Transfer must comply with the provisions of this Agreement; PROVIDED, HOWEVER, that (i) pledges, hypothecations and encumbrances may be made of the stock, partnership interests or member interests in, or the ownership interests in the managers of a Permitted Transferee which has qualified as a Permitted Transferee under the provisions of clause (iv) of subsection 1(g) to the extent such pledge, hypothecation or encumbrance is made pursuant to a bona fide pledge, hypothecation or encumbrance of such shares as collateral security for indebtedness due to a Bona Fide Pledgee and (ii) with respect to any bona fide pledge, hypothecation or encumbrance of such stock, partnership interests or member interests in, or ownership interests in the managers of a Permitted Transferee which has qualified as a Permitted Transferee under the provisions of clause (iv) of subsection 1(g) after the date of this Agreement, the Bona Fide Pledgee agrees to notify the Company in writing, and in the manner specified in
Section 13 of this Agreement, at least 3 business days prior to any foreclosure or similar action or any transfer by the Bona Fide Pledgee. If a Transfer will be deemed to occur as a result of the application of this Section 5 and the applicable Permitted Transferee desires to utilize the provisions of Section 2(d) and Section 3 as manner of complying with the terms of this Agreement, any Restricted Shares shall be valued at the average closing price per share of such securities as reported on the national securities exchange or inter-dealer quotation system maintained by a registered securities association upon which such securities are listed for the 10 trading days immediately preceding the business day prior to the such Permitted Transferee provides notice to the Company in accordance with Section 3; PROVIDED, HOWEVER, that such method of valuation shall not apply if (i) a Selling Stockholder receives a bona fide offer to purchase all of the stock, partnership interests or member interests (the "Entity Interests") of such Permitted Transferee and (ii) the only assets of such Permitted Transferee consist of Restricted Shares, and, in such instance, the Company may elect to purchase the Entity Interests at the price and upon the terms set forth in the notice thereof in accordance with Section 3.

         Section 6. POWER OF ATTORNEY. Each Ryan Family Member and the Ryan Family Members as a group hereby constitute and appoint Shirley W. Ryan (the "REPRESENTATIVE") as such Ryan Family Member's true and lawful attorney-in-fact and agent with full power of substitution, for such Ryan Family Member and in such Ryan Family Member's name, place and stead, in any and all capacities, with respect to this Agreement, the Merger Agreement and the other Additional Agreements, granting power and authority to do and perform each and every act and thing requisite and necessary to be done in and


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about the premises, as fully to all intents and purposes as such Ryan Family
Member might or could do in person, hereby ratifying and confirming all that said Representative or the Representative's substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The foregoing grant of authority shall include the authority to exercise the powers granted under, this Agreement, the Merger Agreement and the other Additional Agreements, to negotiate and enter into agreements with the Company with respect to, and to enforce the rights of the Ryan Family Members under this Agreement, the Merger Agreement and the other Additional Agreements, to modify or amend this Agreement, the Merger Agreement and the other Additional Agreements, and to employ agents and counsel, including attorneys, accountants and other advisors, in connection with any of the foregoing. The authority of the Representative to act on behalf of the Ryan Family Members granted pursuant to this Section (i) shall survive the disability or incapacity of such Ryan Family Member and thereafter shall, as a contract obligation, be binding upon the legal representatives and heirs of such Ryan Family Member and (ii) may be exercised by the Representative either in the Representative's own name or in the names of the Ryan Family Members. Each Ryan Family Member further irrevocably authorizes the Representative to take any and all actions necessary or desirable to reflect or effectuate the foregoing or to release from the Escrow Fund (as defined in the Escrow Agreement) to any of the Indemnified Parties entitled to indemnification under the Merger Agreement amounts which are from time to time owing to any Indemnified Party under the Merger Agreement without further notice to any Ryan Family Member or to compromise claims with respect thereto in accordance with the terms of the Escrow Agreement. All acts of the Representative in accordance with the authority granted herein shall be binding on each Ryan Family Member and each Ryan Family Member's permitted successors and assigns. If the Representative shall decline or cease to act hereunder, the Ryan Family Members shall elect from among themselves a new representative, with each Ryan Family Member having the same number of votes in such election as the number of shares of Common Stock held by such Ryan Family Member.

         Section 7. TERMINATION IN CERTAIN EVENTS. The provisions of this Agreement shall terminate and be of no further force and effect (i) with respect to any particular class of Restricted Shares, upon the liquidation or dissolution of the issuer of such class of Restricted Shares, (ii) with respect to any particular class of Restricted Shares, upon the occurrence of any reorganization, merger or other transaction in which holders of securities of the same class as the applicable Restricted Shares immediately prior to such event, in their capacity as such holders, receive less than 50% of the combined voting power of the surviving or resulting entity, or (iii) upon the earlier of
(a) 2 years after the later of the death of Patrick G. Ryan and Shirley W. Ryan and (b) the tenth anniversary of the date of this Agreement.

         Section 8. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Additionally the parties hereto agree that, to the extent the Company is not the issuer of a particular class of securities or Restricted Shares subject to this Agreement, the Company shall have the right to assign to the issuer of such class of securities or Restricted Shares the Company's rights under this Agreement with respect to such class of securities or Restricted Shares and any such assignment will not operate as a termination or limitation of the Company's rights under this Agreement with respect to any other class of securities or Restricted Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         Section 9.   DISPUTE RESOLUTION AND GOVERNING LAW.

                  (a) The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C.


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Sec. 1 et seq. Any party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS' Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator who has previously served as a judge in a federal court from JAMS' panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

                  (b) NOTICE: BY SIGNING THIS AGREEMENT, EACH PARTY IS AGREEING TO HAVE ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION, AND EACH PARTY IS GIVING UP ANY RIGHTS SUCH PARTY MIGHT POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING THIS AGREEMENT, EACH PARTY IS GIVING UP SUCH PARTY'S JUDICIAL RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT THEY ARE SPECIFICALLY PROVIDED FOR UNDER THIS AGREEMENT. IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE UNDER FEDERAL OR STATE LAW. EACH PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

                  (c) The foregoing provisions of this Section 9 notwithstanding, each Restricted Holder acknowledges and agrees that if a Restricted Holder Transfers or attempts to Transfer Restricted Shares the Company's available remedies at law may provide inadequate relief to the Company and each such Restricted Holder therefor agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. To the extent the Company seeks injunctive relief, (i) each party hereto hereby agrees that any proceeding relating to this Agreement shall be brought in a state court of Illinois or a federal court located in Illinois and (ii) each party hereto hereby consents to personal jurisdiction in any such action brought in any such Illinois or federal court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Illinois or federal court and any claim that any such Illinois or federal court is an inconvenient forum.

                  (d) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT APPLICATION OF THE PRINCIPLES OF CONFLICTS OF LAWS.

         Section 10. COUNTERPARTS. This Agreement may be executed in one or any number of counterparts, each of which, once so executed, shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument binding on all the parties hereto. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original signature for all purposes.

         Section 11. INTERPRETATION OF CERTAIN TERMS. Any words herein used in the singular shall denote the plural as the context so requires and, when used herein in the plural shall denote the singular as the context so requires. Pronouns used herein, whether masculine, feminine, or neuter, shall be interpreted as the context so requires. The word "INCLUDING" shall mean "INCLUDING, WITHOUT LIMITATION," and thus indicate part of a larger whole; but shall not be interpreted as indicating the stated limits or extremes. Any reference to any federal, state, or local law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "CLASS" when used by reference to securities or Restricted Shares shall have the meaning as set forth in Section 12 of the Exchange Act or any similar successor federal statue or rule or regulations thereunder, all as the same shall be in effect at the time.

         Section 12. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         Section 13. NOTICES. Any communications required or desired to be given hereunder to any Indemnified Party may be sent to the Company. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

                           Notice to the Company:

                                    Aon Corporation
                                    123 North Wacker Drive
                                    Chicago, Illinois  60606
                                    Attn:   Raymond Skilling, Chief Counsel
                                    Telecopy:  (312) 701-2348

                           with a copy to:

                                    Sonnenschein Nath & Rosenthal
                                    8000 Sears Tower
                                    233 S. Wacker Drive
                                    Chicago, Illinois  60606
                                    Attn:   Donald G. Lubin, Esq.
                                    Telecopy:  (312) 876-7934

                           Notice to any of the Representative or Ryan Family
Members:

                                    Patrick G. Ryan
                                    123 North Wacker Drive, Suite 900
                                    Chicago, Illinois  60606
                                    Telecopy:  (312) 701-3030

                           with a copy to:

                                    Sidley Austin Brown & Wood
                                    Bank One Plaza
                                    10 South Dearborn Street
                                    Chicago, Illinois  60603
                                    Attn:   Dennis V. Osimitz
                                    Telecopy:  (312) 853-7036

         Section 14. EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         Section 15. LEGENDS. All certificates evidencing Restricted Shares shall bear, so long as the restrictions hereunder are applicable to such shares, the legend set forth in Section 2.3(b) of the Merger

Agreement. To the extent Restricted Shares are not evidenced by certificates, the books and records of the Company or the applicable issuer (including those maintained by the registrar or transfer agent of such class of Restricted Shares) shall contain appropriate notation indicating that such shares and the Transfer thereof are subject to the provisions of this Agreement.

         Section 16. AMENDMENTS AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Patrick G. Ryan Living Trust dated July 10, 2001 and each Restricted Holder affected by such amendment or waiver.

         Section 17. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

 *** Remainder of Page Intentionally Remains Blank, Signature Page Follows ***

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Aon CORPORATION



By: /s/ Michael D. O'Halleran
   -----------------------------------
Name: Michael D. O'Halleran
Title: President and Chief Operating Officer                          /s/ Patrick G. Ryan
                                                                      ------------------------------
         /s/ Shirley W. Ryan                                          Patrick G. Ryan
         -----------------------------
         Shirley W. Ryan                                              /s/ Patrick G. Ryan, Jr.
                                                                      ------------------------------
                                                                      Patrick G. Ryan, Jr.


                                                             CORBETT M.W. RYAN LIVING TRUST
                                                             DATED JULY 13, 2001

                                                             By:  /s/ Shirley W. Ryan
         /s/ Robert J.W. Ryan                                   --------------------------------------
         ------------------------------                      Name:    Shirley W. Ryan
         Robert J.W. Ryan                                    Its:     Trustee

PATRICK G. RYAN LIVING TRUST                                 SHIRLEY W. RYAN LIVING TRUST
DATED JULY 10, 2001                                          DATED JULY 10, 2001


By:   /s/ Patrick G. Ryan                                    By:    /s/ Patrick G. Ryan
   ------------------------------------                          -------------------------------------
Name: Patrick G. Ryan                                        Name: Patrick G. Ryan

Title: Trustee                                               Title: Trustee

                                                             AND

                                                             By: /s/ Shirley W. Ryan
                                                                 -------------------------------------
                                                             Name: Shirley W. Ryan

                                                             Title: Trustee

2001 RYAN ANNUITY TRUST                                      FAMILY GST TRUST UNDER THE PGR 2000
DATED APRIL 20, 2001                                         TRUST DATED NOVEMBER 22, 2000




By:   /s/ Shirley W. Ryan                                    By:    /s/ Shirley W. Ryan
   ------------------------------------                          -------------------------------------

Name: Shirley W. Ryan                                        Name: Shirley W. Ryan

Title: Trustee                                               Title: Trustee


                  SIGNATURE PAGE TO STOCK RESTRICTION AGREEMENT